NEWS RELEASE

	Contacts:	DRG&E
FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
(713) 529-6600
Anne Vincent, Senior Vice President
(210) 408-6321

Roher Public Relations
Phillip Bergman, Vice President
(914) 238-2200, ext 302

Hyperdynamics Publishes Company Fact Sheet

SUGAR LAND, Texas, March 6, 2007 - Hyperdynamics Corporation (AMEX: HDY) announced today that it has prepared a Company Fact Sheet, which is being furnished on Form 8-K to the U.S Securities and Exchange Commission (SEC).

The Company Fact Sheet is being published and updated by Hyperdynamics as part of its stated goal to provide more disclosure and transparency to the investment community regarding its operations, goals, industry dynamics and conditions. It is Hyperdynamics’ intention to continue to be proactive in communicating with investors.

Investors and interested parties are encouraged to visit Hyperdynamics’ website at www.hyperdynamics.com to read or download the Company Fact Sheet. Hyperdynamics’ management hopes this brief overview will encourage analysts and investors to seek more information about the Company through its SEC filings, news releases and other publicly available materials.

About Hyperdynamics

Hyperdynamics Corporation provides energy for the future by exploring and producing sources of energy worldwide. The Company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit significant acreage offshore the Republic of Guinea, West Africa. HYD Resources Corporation focuses on domestic production in proven areas. To find out more about Hyperdynamics Corporation, visit our website at www.hyperdynamics.com.

# # #